Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Boston Private Financial Holdings, Inc.:

We consent to the use of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007, incorporated by reference in the Registration Statement on Form S-1 of the Company, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 17 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified retrospective application method and, accordingly, has adjusted all prior periods.

Our report dated February 28, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that the Company acquired Anchor Capital Holdings LLC (“Anchor”) on June 1, 2006, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, Anchor’s internal control over financial reporting. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Anchor.

Boston, Massachusetts

February 28, 2007